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October 7, 1999


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Hawaiian Airlines, Inc. and, under the date of March 11, 1999, we reported on the financial statements of Hawaiian Airlines, Inc. as of and for the years ended December 31, 1998 and 1997. On September 28, 1999, our appointment as principal accountants was terminated. We have read Hawaiian Airlines Inc.'s statements included under Item 4 of its Form 8-K dated October 5, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Hawaiian Airlines, Inc.'s statements that the change was recommended and approved by the audit committee of the board of directors and approved by the board of directors, nor that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Hawaiian Airlines, Inc.'s financial statements.

                                Very truly yours,

                                 /s/ KPMG LLP